EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2006, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Ultra Clean Holdings, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California
June 19, 2006